Exhibit 10.4

ALBIREO AB

AND

Jan Mattsson

EMPLOYMENT AGREEMENT

APPENDICES:

Appendix 4.2 Bonus

ii

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement” is entered into on 14th February 2008

BETWEEN:

(1)	Albireo AB, Reg. No. 556737-4631, a company duly incorporated and organized under the Laws of Sweden, having its registered address at c/o AstraZeneca AB, Legal Department, SE-151 85 Södertälje, Sweden (the “Company”); and

(2)	Jan Mattsson, Pers. Id. No. 641007-5573, address Kullaviksvägen 137, S-429 33 Kullavik (“Mattsson”).

1	Commencement Date and Term of Employment

1.1	Commencement date of Employment with the Company is 14th February 2008. (AstraZeneca will however pay salary and all other benefits until and including 17th February 2008).

Prior to this Mattsson has been employed with AstraZeneca AB during the period 1st February 1995 – 13th February 2008.) The employment is valid for an indefinite term and is subject to the terms and conditions set out in the collective bargaining agreement applicable from time to time between Sveriges Ingenjörer, Sif and Ledarna applicable companies that are affiliated to The Swedish Industrial and Chemical Employers Associations.

1.2	This Agreement supersedes all other written or oral agreements between the Company, or any associated company, and Mattsson. For the purposes of this Agreement, “associated company” means a legal entity directly or indirectly controlling or controlled by or under common control with the Company, irrespective or the country of registration of such legal entity.

2	Position and place of work

2.1	Mattsson shall be employed as a salaried employee and shall presently hold the position of Vice President, Operations.

2.2	The place of work shall be the Company’s premises in Gothenburg.

2.3	The Parties agree that it its essential for the Company’s business, and a condition for the employment with the Company, that the employees are service-minded and that they, moreover, in all respects act as good ambassadors of the Company.

3	Working Hours and Other Engagements

3.1	The employment is a full time employment with working hours provided for under the applicable collective bargaining agreement or by the Company policy applicable from time to time.

3.2	The position will, from time to time, require overtime work and travelling time. As an exemption from the applicable collective bargaining agreement, no compensation will be paid for such overtime or travelling time, since such work and time have been taken into account, inter alia, when determining the salary and annual vacation.

3.3	Mattsson shall not during his employment, either himself or through any legal entity, be engaged in any other employment or carry out other work that could jeopardize his work for the Company, without the prior written consent of the Company.

4	Salary

4.1	Mattsson is entitled to a monthly salary of SEK 85,500. The salary is paid in arrears before the expiry of each calendar month.

4.2	Mattsson is entitled to a bonus as set out in Appendix 4.2. The Company reserves the right to amend or cancel the bonus plan at its own discretion. For the sake of clarity, bonus performance criteria which have been agreed for any given year may not be amended or cancelled without the written approval of Mattsson.

4.3	The salary shall be subject to annual review in accordance with the applicable collective bargaining agreement and the Company policy applicable from time to time.

5	Pension and Insurance

5.1	Mattsson shall be entitled to insurance and pension benefits in accordance with the ITP pension plan provided for under the applicable collective bargaining agreement and the Company policy from time to time. Mattsson is aware of – and fully accepts – that the Company only applies the new ITP pension plan (the “ITP 1”), which is a defined contribution pension plan. Mattsson is also entitled to occupational group life insurance (“TGL”) and industrial (occupational) injury insurance (“TFA”).

6	Stock Option Plan

Mattsson will be granted stock options accounting for 1.0% of the fully diluted share capital of the company (this amounts to options over 379,430 Common shares). The options will vest over a four year period consisting of a one year cliff in year 1 followed by monthly vesting over years 2-4. The Stock Option Plan will be established following the completion of the Company’s Series B financing.

7	Work Equipment

For the performance of Mattsson duties, the Company will provide such equipment that the Company decides is necessary for him to carry out his duties from time to time. Such equipment should be used for work purposes only and in accordance with Company policy applicable from time to time.

8	Expenses

8.1	Entertainment expenses incurred in compliance with Company regulations are compensated and such expenses shall be specified and supported by vouchers.

8.2	Expenses drawn in the Company’s credit card (which will be available for Mattsson’s use) will be accounted for by Mattsson in strict accordance with the Company’s credit card policy.

9	Vacation

Mattsson is currently entitled to twenty-five (25) days paid vacation per each year. Mattsson in entitled to a further five (5) days paid vacation per each year in lieu of overtime compensation. As from Mattsson’s 20th year of service with the Company (including service with any successor of the Company under this Agreement), Mattsson shall be entitled to an additional two (2) days paid vacation per each year. Vacation pay is calculated in accordance with the applicable collective bargaining agreement and the Company policy applicable from time to time. Mattsson shall schedule his vacation in co-operation with the Company, and the Company will, to the extent reasonably practicable, comply with the requests of Mattsson. At the expiry of the employment the Company shall have the right to deduct form the final salary and accrued vacation pay any vacation that has been taken but not yet earned.

10	Sick Pay

In case of absence due to sickness the provision of the Swedish Sick Pay Act (Sw. lagen om sjuklön (1991:1047)) and the applicable collective bargaining agreement shall apply.

11	Personal Data and Data Security

11.1	Mattsson confirms that the Company has, in accordance with the provision of the Personal Data Protection Act (Sw. Personuppgiftslagen (1998:204)), informed him of the Company’s use of employees’ personal data.

11.2	Mattsson agrees to comply with the Company’s policies regarding the use of the Company’s computers, e-mail system, Internet services and other software programmes. Mattsson is aware that the Company has complete access to all material and e-mail correspondence and an overview of Internet usage that is saved in or performed via the Company’s data system.

12	Intellectual Property Rights

12.1	All rights to any material and results, and all intellectual property rights related thereto, made, written, designed or produced by Mattsson during the term of his employment (the “Materials”) shall be vested in the Company. For the avoidance of doubt, the Company shall have a right to freely exploit, develop and alter any of the Materials including without limitation to license and assign them to third parties.

12.2	Mattsson has no right to directly or indirectly in any way use or exploit the Materials during the term of his employment or thereafter unless a written agreement regarding such use has been entered with the Company.

12.3	Mattsson agrees and undertakes without any additional compensation to execute all such deeds and documents that, in the Company’s sole discretion, are necessary or desirable in order for the Company to be able to protect, register, maintain the Materials and in any other way be able to fully enjoy the Company’s rights referred to under Section 11.

12.4	The provisions of this Section 11 shall apply to the furthest extent allowed by the collective bargaining agreement applicable from time to time.

13	Confidentiality

Mattsson shall not any time during his employment of for a period of three (3) years thereafter (or for such extended period as may be required by the Company for it to fulfil its obligations to third parties) utilise or disclose to any person or firm or company (unless required by the performance of his duties under this Agreement or by law) any information of the Company or any of its associated companies, which is and that the Company treats as confidential.

14	Termination of Employment

14.1	This Agreement may be terminated by Mattsson subject to three (3) months notice. Termination by the Company shall be subject to six (6) months notice. The Company shall, however, always comply with the notice period provided for in the applicable collective bargaining agreement, if such notice period is longer.

14.2	Should the Company terminate the employment in accordance with the Swedish Employment Protection Act (the “Act”), Mattsson’s obligations pursuant to Section 11 (Intellectual Property Rights) and 12 (Confidentiality) shall remain in full force.

15	Amendments and Waivers

This Agreement may only be amended by an instrument in writing duly executed by the Parties.

16	Governing Law and Disputes

This Agreement shall be governed by and construed in accordance with the laws of Sweden.

This Agreement has been duly executed in two original copies, of which each of the Parties has taken one copy.

PLACE: Mölndal	PLACE: Mölndal

DATE: 14 February 2008	DATE: 14 February 2008

For Albireo AB /s/ Olof Lungstrand Olof Lungstrand	/s/ Jan Mattson Jan Mattsson

Appendix 4.2

Bonus Arrangement

Mattsson will be eligible for a discretionary annual bonus from the Company that will be linked to the achievement of annual performance targets identified for him. Annual performance targets will be agreed between Mattsson and his reporting manager at the beginning of each bonus year. The bonus will be calculated as a percentage of Mattsson’s yearly basic salary and will be paid by the Company as a cash bonus and/or as an additional pension payment. Payment of any bonus pursuant to this bonus arrangement shall be made during the month of January the year following the bonus year during which the bonus entitlement ha accrued (the “Payment Date”).

For the year 2008, Mattsson will receive a maximum bonus corresponding to up to 27% of Mattsson’s yearly basic salary if all annual performance targets are met.

The Company and Mattsson shall agree on the allocation between cash and pension payments not less than four weeks prior to the Payment Date. The Company will pay pension premiums in accordance with the ITP 1-pension plan based on all cash bonus payments (the “ITP 1 Pension Payments”). Any bonus amounts agreed between the Company and Mattsson to be paid as an additional pension payment (not being an ITP 1 Pension Payment) shall be paid as a one-time pension premium under a pension insurance specified by Mattsson.

Any bonus payment under this bonus arrangement is conditional upon (i) Mattsson continuing to be employed by the Company on the Payment Date, and that neither the Company or Mattsson has given notice of termination of employment on or prior to the Payment Date, and (ii) that Mattsson’s performance the year during which bonus entitlement ha accrued has been to the satisfaction of the Company.

For the year 2008, the total bonus amount payable under this bonus arrangement shall be pro rated on a daily basis for the period between 1 January 2008 and the date of this Agreement. The total bonus amount payable shall accordingly be reduced by an amount corresponding to up to 27% of Mattsson’s annual basic salary, multiplied by the number of days having passed between 1 January 2008 and the date of this Agreement, and divided by 365.

The Company reserves the right to amend or cancel the bonus plan at its own discretion.